Exhibit 99.1

Company Contact: Kelly J. Gill Chief Executive Officer 615.771-7575	Investor Relations: Charles Lynch Westwicke Partners 443.213-0504

Advocat Announces 2012 First Quarter Results

BRENTWOOD, TN, (May 9, 2012) – Advocat Inc. (NASDAQ: AVCA) a premier provider of long term care services primarily in the Southeast and Southwest, today announced its results for the first quarter ended March 31, 2012. On May 8, 2012, the Company declared a quarterly dividend of 5.5 cents per common share. The dividend will be paid July 13, 2012, to shareholders of record on June 30, 2012.

First Quarter 2012 compared to 2011

•	Skilled census (Medicare and managed care census combined) as a percent of total census increased to 16.6% in 2012 compared to 16.4% in 2011.
•	Medicaid rates increased 4.6% due to patient acuity levels and rate increases in certain states.
•	Medicare Part B revenues increased by $800,000, or 35%.
•	Net loss from continuing operations was $1.2 million compared to net income of $0.4 million, or a loss of $0.24 per diluted common share compared to net income of $0.06 per diluted common share.

CEO Remarks

Kelly Gill, CEO, commented, “For the first quarter, our skilled mix as a percent of total census increased to 16.6% from 16.4% last year. Our Medicare rates decreased compared to the first quarter of 2011, primarily due to CMS rate cuts that were effective October 1, 2011. However, on a sequential basis, our Medicare rates increased by $2.26 per patient day compared to the fourth quarter of 2011.”

Mr. Gill noted, “Although we continued to make progress against our long-term strategic plan in the first quarter, the combination of reductions in Medicare reimbursement effected by CMS, a $0.6 million year-over-year increase in professional liability expense, and the cost increases in facility staffing, marketing, and support areas resulting from our strategic initiatives resulted in a net loss from continuing operations. We remain focused on the implementation of our growth strategy, which centers on enhancing our high acuity patient care services, modernizing our facilities, and prudently expanding our facility portfolio. We are seeing benefits from these efforts in terms of improved skilled census, our capabilities to market to and care for higher acuity patients and, as a result of the implementation of electronic medical records, the ability to better document the high quality services we have always provided.”

Mr. Gill continued, “We also believe that our new platform is more scalable and will allow us to integrate new operations with greater efficiency. I’m very pleased we were recently able to announce we have acquired the rights to operate a facility in Clinton, Kentucky. This facility will initially be leased and we will have an option to purchase the facility. We also recently opened our new facility in West Virginia, which, with the Kentucky facility, will increase our capacity by 178 beds.”

Mr. Gill, commenting further on the company’s growth strategy, noted “We believe that we have the ability to increase the number of licensed beds with only modest incremental growth in general and administrative expense. We intend to continue pursuing growth opportunities through targeted acquisitions and relationships with REIT partners.”

Other Highlights for the First Quarter 2012

The following table summarizes key revenue and census statistics for the first quarter:

	Three Months Ended March 31
	2012		2011
Skilled nursing occupancy	76.5	%(1)	77.3%
As a percent of total census:
Medicare census	14.4%		14.4%
Managed care census	2.2%		1.9%
As a percent of total revenues:
Medicare revenues	33.1%		34.8%
Medicaid revenues	50.4%		49.1%
Managed care revenues	4.3%		4.0%
Average rate per day:
Medicare	$415.57		$455.36
Medicaid	$155.51		$148.67
Managed care	$391.42		$413.75

(1)	Skilled nursing occupancy excludes our recently opened West Virginia center. This new nursing center is licensed to operate by the state of West Virginia and has a limited number of patients while undergoing the Medicaid and Medicare certification process.

Patient Revenues

Patient revenues were $77.1 million in 2012 and 2011. Our newly opened West Virginia nursing center has received its license to operate, with its Medicaid and Medicare certification in process, and contributed $0.1 million in revenue during the first quarter of 2012.

The average Medicaid rate per patient day for 2012 increased 4.6% compared to 2011, resulting in an increase in revenue of $1.7 million. This average rate per day for Medicaid patients is the result of rate increases in certain states and increasing patient acuity levels. The average Medicare rate per patient day for 2012 decreased 8.7% compared to 2011, resulting in a net decrease in revenue of $2.1 million. This decrease is primarily attributable to the October 1, 2011 CMS implemented Medicare rate decrease of 11.1%.

Our total average daily census decreased by approximately 1.1% compared to 2011, resulting in a revenue decrease of approximately $0.6 million. We experienced an increase of $0.8 million in revenue delivery to our Medicare B patients in 2012 compared to 2011.

Expenses

Operating expense increased to $61.5 million in 2012 from $60.9 million in 2011, an increase of $0.6 million, or 1.1%. Operating expense increased to 79.8% of revenue in 2012, compared to 78.9% of revenue in 2011.

The largest component of operating expenses is wages, which increased to $38.0 million in 2012 from $37.1 million in 2011, an increase of $0.9 million, or 2.4%. Merit and inflationary raises for personnel were approximately 4.0% for the first quarter. The extra day in February for leap year contributed $0.4 million of the wage increases.

Workers compensation insurance expense decreased approximately $0.3 million in 2012 compared to 2011. The decrease is the result of better claims experience in 2012 compared to 2011. Bad debt expense increased approximately $0.3 million in 2012 compared to 2011.

Our newly opened West Virginia nursing center contributed $0.4 million in additional costs. While the startup phase of this facility is creating an expense of approximately $150,000 per month, we expect this building to reach break-even and become accretive to earnings by early next year.

Professional liability expense was $2.3 million in 2012 compared to $1.7 million in 2011, an increase of $0.6 million. Our cash expenditures for professional liability costs of continuing operations were $1.4 million and $1.3 million for 2012 and 2011, respectively. Professional liability expense and cash expenditures fluctuate from year to year based respectively on the results of our third-party professional liability actuarial studies and on the costs incurred in defending and settling existing claims.

General and administrative expenses were approximately $6.8 million in 2012 compared to $6.1 million in 2011, an increase of $0.7 million, or 12.7%. Wage costs increased by $0.4 million and we incurred approximately $0.3 million for acquisition related expenses. Performance-based incentive expense was $0.3 million lower in 2012. We also experienced an increase of approximately $0.7 million in severance costs. Our cost increases were offset by a decrease in implementation costs of Electronic Medical Records when compared to 2011.

Facility Renovations

As of March 31, 2012, the Company has completed renovations at sixteen facilities. We currently have two other projects in process that we expect to complete in 2012, and we are developing plans for additional renovation projects. A total of $25.8 million has been spent on the renovation program to date, with $17.9 million financed through Omega, $6.1 million financed with internally generated cash, and $1.8 million financed with long-term debt.

New Leased Facility

In April 2012, Advocat entered into a lease agreement to operate an 88-bed skilled nursing center in Clinton, Kentucky. The center is subject to a mortgage insured through the United States Department of Housing and Urban Development. The lease has an initial ten year term with two five year renewal options and contains an option to purchase the property for $3.3 million during the first five years. The center has not had residents since April 2011 after being de-certified by Medicare and Medicaid. The lease may be terminated if the center does not obtain certifications under the Medicare and Kentucky Medicaid programs by October 15, 2012.

CONFERENCE CALL INFORMATION

A conference call has been scheduled for Thursday, May 10, 2012 at 9:00 A.M. Central time (10:00 A.M. Eastern time) to discuss first quarter 2012 results.

The conference call information is as follows:

Date:	Thursday, May 10, 2012
Time:	9:00 A.M. Central, 10:00 A.M. Eastern
Webcast Links:	www.advocat-inc.com

Dial in numbers:	877.674.2413 (domestic) or 708.290.1366 (International) The Operator will connect you to Advocat Inc.’s Conference Call

The call will consist of remarks from management as well as a question and answer session. In addition to the questions posed during the live call, management will also be addressing questions submitted by email. If you would like to submit a question please email it to InvestorRelations@advocat-inc.com before the start of the call.

A replay of the conference call will be accessible two hours after its completion through May 17, 2012 by dialing 855.859.2056 (domestic) or 404.537.3406 (international) and entering Conference ID 75915703.

FORWARD-LOOKING STATEMENTS

The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward looking statements, including but not limited to, our ability to successfully operate the new nursing center in West Virginia, our ability to successfully license, certify and operate the new nursing center in Kentucky, our ability to increase census at our renovated facilities, changes in governmental reimbursement, government regulation, the impact of the recently adopted federal health care reform or any future health care reform, any increases in the cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, costs and impacts associated with the implementation of our electronic medical records plan, the costs of investing in our business initiatives and development, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our facilities, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies, as well as other risk factors detailed in the Company's Securities and Exchange Commission filings. The

Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as in its other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Advocat provides long term care services to patients in 47 skilled nursing centers containing 5,445 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat's web site: www.advocat-inc.com.

-Financial Tables to Follow-

ADVOCAT INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2012	December 31, 2011
ASSETS:
Current Assets
Cash and cash equivalents	$6,454	$6,692
Receivables, net	28,260	26,342
Deferred income taxes	6,261	6,041
Other current assets	4,616	6,245

Total current assets	45,591	45,320

Property and equipment, net	46,683	47,078
Deferred income taxes	10,374	10,352
Acquired leasehold interest, net	8,900	8,996
Other assets, net	4,702	4,998

TOTAL ASSETS	$116,250	$116,744

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt	$1,322	$1,131
Trade accounts payable	3,927	3,928
Accrued expenses:
Payroll and employee benefits	13,172	13,589
Current portion of self-insurance reserves	8,720	8,470
Other current liabilities	3,517	2,767

Total current liabilities	30,658	29,885
Noncurrent Liabilities
Long-term debt, less current portion	28,882	28,768
Self-insurance reserves, less current portion	12,409	12,049
Other noncurrent liabilities	17,989	18,155

Total noncurrent liabilities	59,280	58,972

PREFERRED STOCK	4,918	4,918

SHAREHOLDERS’ EQUITY	21,394	22,969

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$116,250	$116,744

ADVOCAT INC.

CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share data)

	For the Three Months
	Ended March 31,
	2012	2011
	(Unaudited)	(Unaudited)
PATIENT REVENUES, NET	$77,098	$77,130

EXPENSES:
Operating	61,541	60,857
Lease	5,822	5,714
Professional liability	2,329	1,691
General and administrative	6,822	6,054
Depreciation and amortization	1,822	1,556

	78,336	75,872

OPERATING INCOME (LOSS)	(1,238)	1,258

OTHER INCOME (EXPENSE):
Interest expense, net	(700)	(451)
Debt retirement costs	—	(112)

	(700)	(563)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(1,938)	695

BENEFIT (PROVISION) FOR INCOME TAXES	703	(249)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(1,235)	446

DISCONTINUED OPERATIONS	(141)	(8)

NET INCOME (LOSS)	(1,376)	438
Less: comprehensive income attributable to noncontrolling interests	(78)	—

NET INCOME (LOSS) ATTRIBUTABLE TO ADVOCAT INC.	(1,454)	438

PREFERRED STOCK DIVIDENDS	(86)	(86)

NET INCOME (LOSS) FOR ADVOCAT INC. COMMON SHAREHOLDERS	$(1,540)	$352

NET INCOME PER COMMON SHARE FOR ADVOCAT INC. SHAREHOLDERS:
Per common share – basic
Income (loss) from continuing operations	$(0.24)	$0.06
Income (loss) from discontinued operations	(0.03)	—

	$(0.27)	$0.06

Per common share – diluted
Income (loss) from continuing operations	(0.24)	$0.06
Income (loss) from discontinued operations	(0.03)	—

	$(0.27)	$0.06

WEIGHTED AVERAGE COMMON SHARES:
Basic	5,795	5,752

Diluted	5,795	5,877

ADVOCAT INC.

FUNDS PROVIDED BY OPERATIONS

(In thousands)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)	(Unaudited)
NET INCOME (LOSS)	$(1,376)	$438
Loss from discontinued operations	(141)	(8)

Net income (loss) from continuing operations	(1,235)	446
Adjustments to reconcile net income from continuing operations to funds provided by operations:
Depreciation and amortization	1,822	1,556
Provision for doubtful accounts	884	569
Deferred income tax provision (benefit)	(261)	109
Provision for self-insured professional liability, net of cash payments	829	66
Stock-based compensation	164	201
Other	91	238

FUNDS PROVIDED BY OPERATIONS	$2,294	$3,185

FUNDS PROVIDED BY OPERATIONS PER SHARE:

Basic	$0.40	$0.55

Diluted	$0.39	$0.54

WEIGHTED AVERAGE COMMON SHARES:

Basic	5,795	5,752

Diluted	5,892	5,877

Advocat provides financial measures using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. Funds Provided by Operations is defined as net income from operating activities adjusted for the cash effect of professional liability and other non-cash charges. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred taxes and other non-cash items. Since the definition of Funds Provided by Operations may vary among companies and industries, it should not be used as a measure of performance among companies.

ADVOCAT INC.

SELECTED OPERATING STATISTICS

MARCH 31, 2012

(Unaudited)

Region (Note 1)			For the Three Months Ended March 31, 2012
	As of March 31, 2012		Skilled Nursing Weighted Average Daily Census	Occupancy (Note 2)		Medicare Utilization	2012 Q1 Revenue ($ in millions)	Medicare Room and Board Revenue PPD (Note 3)	Medicaid Room and Board Revenue PPD (Note 3)
	Licensed Nursing Beds	Available Nursing Beds		Licensed Nursing Beds	Available Nursing Beds
Alabama	790	783	714	90.4%	91.2%	16.2%	$15.0	$438.76	$173.04
Arkansas	1,311	1,157	890	67.9%	77.0%	17.2%	16.6	380.67	158.64
Kentucky	778	745	687	88.3%	92.2%	14.1%	14.5	427.56	181.76
Tennessee	617	576	494	80.1%	85.8%	17.3%	9.4	398.88	141.55
Texas	1,859	1,673	1,312	70.6%	78.4%	10.7%	21.6	436.46	134.11

Total	5,355	4,934	4,097	76.5%	83.0%	14.4%	$77.1	$415.57	$155.51

Note 1:	The Alabama region includes nursing centers in Alabama and Florida. The Kentucky region includes nursing centers in Ohio and West Virginia.
Note 2:	The number of Licensed Nursing Beds is based on the licensed capacity of the facility. The Company has historically reported its occupancy based on licensed nursing beds. The number of Available Nursing Beds represents licensed nursing beds less beds removed from service. Available nursing beds is subject to change based upon the needs of the facilities, including configuration of patient rooms, common usage areas and offices, status of beds (private, semi-private, ward, etc.) and renovations. Occupancy is measured on a weighted average basis. Licensed Nursing Beds, Available Nursing Beds, Skilled Nursing Weighted Average Daily Census and Occupancy exclude our recently opened West Virginia nursing center, as this new center has a limited number of patients while it is undergoing the Medicare and Medicaid certification process.
Note 3:	These Medicare and Medicaid revenue rates include room and board revenues but do not include any ancillary revenues related to these patients.

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